Exhibit 99.1

Intel Corporation

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

CONTACT:	Tom Beermann (media)	Kevin Sellers (investors)
408-765-6855	480-363-2642
tom.beermann@intel.com	kevin.k.sellers@intel.com

Intel to Offer $1.5 Billion of

Junior Subordinated Convertible Debentures

SANTA CLARA, Calif., July 20, 2009 – Intel Corporation today announced its intention to commence an offering, subject to market conditions and other factors, of $1.5 billion principal amount of junior subordinated convertible debentures. The debentures would be due in 2039 and are to be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The interest rate, conversion rate and other terms will be determined by negotiations between the company and the initial purchasers of the debentures. Intel had also granted to the initial purchasers of the debentures the right to purchase up to an additional $250 million principal amount of debentures to cover overallotments.

Intel intends to use a majority of the proceeds to purchase shares of its common stock concurrently with, and shortly after, pricing of the debentures. Transactions effected as part of such repurchases could affect or maintain the market price of Intel’s common stock. Intel intends to use the remainder of the proceeds for general corporate purposes.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

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The debentures have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, whether or not Intel will offer the debentures or consummate the offering, the anticipated terms of the debentures and the offering, and the anticipated use of the proceeds of the offering. Intel does not undertake any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Intel [NASDAQ: INTC], the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel is a registered trademark of Intel Corporation or its subsidiaries in the United States and other countries.